EXHIBIT 3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.001 per share, of BioSpecifics Technologies Corp., and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing. In evidence thereof, the undersigned hereby execute this Agreement.

Dated: October 29, 2020

Endo International plc

By:	/s/ Matthew J. Maletta
Matthew J. Maletta
Executive Vice President, Chief Legal Officer and Company Secretary

Beta Acquisition Corp.

By:	/s/ Matthew J. Maletta
Matthew J. Maletta
Executive Vice President, Chief Legal Officer and Secretary